Exhibit 2.1

Amendment No. 3 to Agreement and Plan of Merger

This Amendment No. 3 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of May 22, 2020 (the “Third Amendment Date”), by and among (i) Gordon Pointe Acquisition Corp, a Delaware corporation (“Acquiror”), (ii) GPAQ Acquisition Holdings, Inc., a Delaware corporation (“Holdings”), (iii) GPAQ Acquiror Merger Sub, Inc., a Delaware corporation (“Acquiror Merger Sub”), (iv) GPAQ Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”; Company Merger Sub and Acquiror Merger Sub are together referred to herein as the “Merger Subs”; the Merger Subs, Acquiror and Holdings are collectively referred to herein as the “Acquiror Parties”), (v) HOF Village, LLC, a Delaware limited liability company (the “Company”), and (vi) HOF Village Newco, LLC, a Delaware limited liability company (“Newco”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, the Acquiror Parties, the Company and Newco entered into that certain Agreement and Plan of Merger, dated as of September 16, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 6, 2019, and Amendment No. 2 to Agreement and Plan of Merger, dated as of March 10, 2020 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in accordance with Section 11.10 of the Agreement, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows in accordance with Section 11.10 of the Agreement:

Article 1

1.1 Amendment to Section 1.01.

(a) Section 1.01 of the Agreement is hereby amended by adding the following definitions of “GACP”, “Industrial Realty Group, LLC”, “IRG November Note” and “Term Loan”:

“GACP” means GACP Finance Co., LLC.

“Industrial Realty Group, LLC” means Industrial Realty Group, LLC, a Nevada limited liability company.

“IRG November Note” means that certain Promissory Note, dated as of November 27, 2019, made by the Company, HOF Village Youth Fields, LLC, HOF Village Parking, LLC, HOF Village Stadium, LLC, HOF Village Land, LLC, HOF Village Hotel I, LLC, HOF Village Sports Business, LLC, HOF Village Parking Management I, LLC, HOF Village Residences I, LLC, HOF Village Center for Excellence, LLC, HOF Village Center for Performance, LLC, HOF Experience, LLC, and HOF Village Media Group, LLC, as Borrowers, to Industrial Realty Group, LLC, as Holder.

“Term Loan” means the $65 million secured term loan agreement entered into on March 20, 2018, by HOFV with various lenders party thereto and GACP, as administrative agent, as amended

(b) Section 1.01 of the Agreement is hereby amended by replacing the definition of “PIPE Transaction” with the following:

“PIPE Transaction” means a private placement transaction involving the issuance of equity securities or convertible debt securities of Acquiror or Holdings, effected during the period from the date hereof through the Closing Date.

1.2 Amendment to Section 2.20. Section 2.20 is hereby amended by deleting such Section in its entirety and replacing it with the following new Section 2.20:

2.20 Conversion of Sponsor Loans. Effective as of the Effective Time, the Sponsor Loans shall automatically, without any further action on the part of the holder thereof be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accrued and unpaid interest on, such Sponsor Loans as of immediately prior to the Effective Time, divided by (b) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock; provided however, that with respect to any Sponsor Loans that have been, or may be, advanced to fund additional contributions into the Trust Account in connection with the extension of the deadline to consummate the Transactions beyond January 29, 2020, (x) $500,000 of such Sponsor Loans shall be paid in cash at the Closing out of Available Closing Date Cash, and (y) the remaining balance of such Sponsor Loans shall be converted into the convertible securities that may be issued in a PIPE Transaction, if any, in an equivalent amount and on the terms set forth in such PIPE Transaction.

1.3 Amendment to Section 2.22.

(a) Section 2.22(a) of the Agreement is hereby amended by adding the words “, not to exceed $1,100,000 in aggregate,” after the words “all such Outstanding Company Expenses”.

(b) Section 2.22(b) of the Agreement is hereby amended by replacing the last sentence with the following: “On the Closing Date, in satisfaction of all such Outstanding Acquiror Expenses, (i) Acquiror shall pay or cause to be paid by wire transfer of immediately available funds out of Available Closing Date Cash (x) the Outstanding Acquiror Expenses relating to Acquiror’s deferred legal fees, deferred director fees and other fees and expenses payable to any other third-party agents, advisors, consultants, experts and financial advisors (including the Sponsor Loans under Section 2.20 to be paid in cash), which shall not exceed $1,900,000 in the aggregate, and (y) Acquiror’s broker fees and expenses; and (ii) Holdings shall issue to Sponsor that number of shares of Holdings Common Stock equal to (x) the remainder of such Outstanding Acquiror Expenses (after payment pursuant to subsection (i)) divided by (y) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.”

(c) Section 2.22(c) of the Agreement is hereby amended by replacing such subsection in its entirety with the following:

“(c) On the Closing Date, Holdings shall issue 580,000 shares of Holdings Common Stock at the Per Share Price to PFHOF in full payment and satisfaction of certain outstanding fees and expenses owed to PFHOF by the Company as of the Closing Date.”

(d) Section 2.22 is hereby amended by adding the following new Section 2.22(f) after Section 2.22(e):

“(f) On the Closing Date, $9,000,000 of the outstanding principal amount under the IRG November Note shall be converted into the convertible securities that may be issued in a PIPE Transaction, if any, in an equivalent amount and on the terms set forth in such PIPE Transaction and issued to Industrial Realty Group, LLC, and the remaining balance under the IRG November Note shall remain outstanding in accordance with the terms of the IRG November Note.”

(e) Section 2.22 is hereby amended by adding the following new Section 2.22(g) after Section 2.22(f):

“(g) On the Closing Date, Holdings shall issue up to 150,000 shares of Holdings Common Stock at the Per Share Price to vendors and service providers in satisfaction of certain outstanding amounts owed.”

1.4 Amendment to Schedule 5.06(c)(ii). Schedule 5.06(c)(ii) is hereby amended by deleting such Schedule in its entirety and replacing it with the following new Schedule 5.06(c)(ii):

Schedule 5.06(c)(ii)

Indebtedness

1.	Sponsor or an Affiliate of Sponsor will loan to Acquiror such amounts as are necessary in order to fund any working capital deficiencies and/or finance transaction costs in connection with the Transactions. As of May 1, 2020, $1,500,000 had been committed by the Sponsor via a promissory note. An additional commitment via a promissory note will be required for Acquiror operating expenses through the Closing Date.

2.	Sponsor loaned approximately $2,199,655 to Acquiror for the initial three month extension with respect to the proposed Business Combination from July 31, 2019 to October 31, 2019, plus three additional 30-day periods to January 29, 2020.

1.5 Additional Conditions to Obligations of Acquiror. Section 9.02 of the Agreement shall be amended to add new subsection (i) as follows:

(i) Modification of Term Loan. On or before the Closing Date, the Company shall have entered into an amendment with GACP, as administrative agent, modifying the terms of the Term Loan, on terms reasonably acceptable to Acquiror.

1.6 Amendment to Definition of Termination Date. The definition of “Termination Date” (as defined in Section 10.01(b) of the Agreement) is hereby amended to mean July 15, 2020.

Article 2

2.1 Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

2.2 Original Agreement. For all purposes of the Agreement, each reference in the Agreement to “this Agreement” or “the Agreement” shall mean the Agreement as amended by this Amendment, and as hereafter amended or restated. Except as herein expressly amended, this Amendment shall not alter, modify or amend any of the provisions of the Agreement and the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

2.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

2.4 Entire Agreement. The Agreement, as amended by this Amendment (together with the Schedules and Exhibits to the Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or thereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by the Agreement, as amended by this Amendment, exist between the Parties except as expressly set forth or referenced in the Agreement, as amended by this Amendment, or any related ancillary documents.

2.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF the Parties have hereunto caused this Amendment to be duly executed as of the date hereof.

GORDON POINTE ACQUISITION CORP

By:	/s/ James J. Dolan
Name: James J. Dolan
Title: Chairman & CEO

GPAQ Acquisition Holdings, Inc.

By:	/s/ James J. Dolan
Name: James J. Dolan
Title: Chairman & CEO

GPAQ Acquiror Merger Sub, Inc.

By:	/s/ Douglas L. Hein
Name: Douglas L. Hein
Title: Chief Financial Officer

GPAQ Company Merger Sub, LLC

By:	/s/ Douglas L. Hein
Name: Douglas L. Hein
Title: Chief Financial Officer

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

HOF VILLAGE, LLC

By:	/s/ Michael Crawford
Name: Michael Crawford
Title: Chief Executive Officer

HOF VILLAGE NEWCO, LLC

By:	HOF Village, LLC, its Sole Member

	By:	/s/ Michael Crawford
Name: Michael Crawford
Title: Chief Executive Officer

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]